Gladstone Commercial Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2013

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., Feb. 18, 2014 /PRNewswire/ -- Gladstone Commercial Corporation (NASDAQ: GOOD), or the Company, today reported financial results for the fourth quarter and year ended December 31, 2013. A description of funds from operations, or FFO, a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCommercial.com.

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Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended December 31, 2013	As of and for the three months ended September 30, 2013	Change	% Change
Operating Data:
Total operating revenue	$ 16,860	$ 16,190	$ 670	4.1%
Total operating expenses	(9,542)	(8,639)	(903)	10.5%
Other expense	(6,984)	(7,242)	258	-3.6%
Net income	$ 334	$ 309	$ 25	8.1%
Dividends attributable to preferred stock	(1,023)	(1,023)	-	0.0%
Dividends attributable to senior common stock	(97)	(83)	(14)	16.9%
Net loss available to common stockholders	$ (786)	$ (797)	$ 11	-1.4%
Real estate depreciation and amortization	6,453	6,253	200	3.2%
Funds from operations available to common stockholders	$ 5,667	$ 5,456	$ 211	3.9%

Share and Per Share Data:
Net loss available to common stockholders - basic and diluted	$ (0.05)	$ (0.06)	$ 0.01	-16.7%
FFO available to common stockholders - basic and diluted	$ 0.38	$ 0.38	$ -	0.0%
Weighted average shares outstanding-basic	14,798,950	14,196,423	602,527	4.2%
Weighted average shares outstanding-diluted	15,095,381	14,453,852	641,529	4.4%
Cash dividends declared per common share	$ 0.375	$ 0.375	$ -	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 642,353	$ 622,481	$ 19,872	3.2%
Total assets	$ 690,525	$ 666,412	$ 24,113	3.6%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 485,502	$ 477,162	$ 8,340	1.7%
Total stockholders' equity	$ 183,146	$ 164,857	$ 18,289	11.1%
Properties owned	87	85	2	2.4%
Square feet owned	9,256,779	9,000,782	255,997	2.8%
Square feet leased	96.8%	96.7%	0.1%	0.1%

	As of and for the year ended December 31, 2013	As of and for the year ended December 31, 2012	Change	% Change
Operating Data:
Total operating revenue	$ 61,343	$ 51,270	$ 10,073	19.6%
Total operating expenses	(32,823)	(24,895)	(7,928)	31.8%
Other expense	(26,993)	(22,614)	(4,379)	19.4%
Net income	$ 1,527	$ 3,761	$ (2,234)	-59.4%
Dividends attributable to preferred stock	(4,094)	(4,093)	(1)	0.0%
Dividends attributable to senior common stock	(300)	(113)	(187)	165.5%
Net loss available to common stockholders	$ (2,867)	$ (445)	$ (2,422)	544.3%
Real estate depreciation and amortization	22,827	16,831	5,996	35.6%
Funds from operations available to common stockholders	$ 19,960	$ 16,386	$ 3,574	21.8%

Share and Per Share Data:
Net loss available to common stockholders - basic and diluted	$ (0.22)	$ (0.04)	$ (0.18)	450.0%
FFO available to common stockholders - basic	$ 1.52	$ 1.50	$ 0.02	1.3%
FFO available to common stockholders - diluted	$ 1.49	$ 1.48	$ 0.01	0.7%
Weighted average shares outstanding-basic	13,164,244	10,953,325	2,210,919	20.2%
Weighted average shares outstanding-diluted	13,402,370	11,075,216	2,327,154	21.0%
Cash dividends declared per common share	$ 1.50	$ 1.50	$ -	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 642,353	$ 533,753	$ 108,600	20.3%
Total assets	$ 690,525	$ 564,779	$ 125,746	22.3%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 485,502	$ 422,685	$ 62,817	14.9%
Total stockholders' equity	$ 183,146	$ 122,365	$ 60,781	49.7%
Properties owned	87	80	7	8.8%
Square feet owned	9,256,779	8,043,792	1,212,987	15.1%
Square feet leased	96.8%	98.8%	-2.0%	-2.0%

Highlights of 2013:

  Acquired Properties: Purchased seven fully-occupied properties, comprised of an aggregate of approximately 983,000 square feet of rental space, for $131.2 million;
  Expanded Property: Expanded one existing property by 102,400 square feet at a cost of $3.3 million, and simultaneously extended the lease with the existing tenant by 8 years ;
  Issued Debt: Borrowed a total of $80.0 million from 7 separate banks, which are collateralized by 7 properties at a weighted average fixed interest rate of 4.53% for periods ranging from 3 to 25 years;
  Closed New Line of Credit: Closed on a new, $60.0 million unsecured line of credit with a 3-year term, and a 1-year extension option;
  Issued Common Stock: Issued 4.6 million shares of common stock, resulting in total net proceeds of $80.8 million;
  Extended Leases: Extended the term of 6 leases for additional periods ranging from 1 to 13 years;
  Re-leased Vacant Property: Initiated a 10-year lease with a new tenant for the previously vacant property located in Hazelwood, Missouri; and
  Paid Distributions: Paid monthly cash distributions for the year totaling $1.50 per share on the common stock, $1.94 per share on the Series A Preferred Stock, $1.88 per share on the Series B Preferred Stock, $1.78 per share on the Series C Term Preferred Stock and $1.05 per share on the senior common stock. The common stock distributions paid in 2013 were an 81.7% return of capital.

Fourth Quarter 2013 Results: FFO available to common stockholders for the three months ended December 31, 2013, was $5.7 million, or $0.38 per share, a 3.9% increase when compared to the three months ended September 30, 2013. FFO increased primarily due to the increase in operating revenues derived from the two properties acquired this quarter coupled with a full quarter of earnings from the two properties acquired during the third quarter, which was partially offset by an increase in interest expense due to the mortgage debt issued during the third quarter coupled with an increase in overall operating expenses. FFO per share remained flat during the quarter as the additional revenue achieved from new acquisitions was offset by additional shares issued during the fourth quarter.

2013 Results: FFO available to common stockholders for the year ended December 31, 2013, was $20.0 million, or $1.49 per share, a 21.8% increase when compared to the same periods one year ago. FFO in 2013 increased primarily due to the increase in operating revenues derived from the seven properties acquired in 2013, partially offset by an increase in interest expense from the mortgage debt issued in 2013 coupled with an increase in property operating expenses during the year from vacant properties.

Net loss available to common stockholders for the three months and year ended December 31, 2013, was ($0.8) million and ($2.9) million, or ($0.05) and ($0.22) per share, respectively, compared to net loss available to common stockholders for the three months ended September 30, 2013 and year ended December 31, 2012, of ($0.8) million and ($0.4) million, or ($0.06) and ($0.04) per share for both respective periods. A reconciliation of FFO to net loss for the three months ended December 31, 2013 and September 30, 2013 and the years ended December 31, 2013 and 2012, which the Company believes is the most directly comparable GAAP measure to FFO, and a computation of basic and diluted FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company's President, Bob Cutlip: "Our financial results for the year reflect a substantial increase in revenues from our real estate investments made during the year. The weighted average cap rate on our invested capital in 2013, including acquisitions and expansions, was 8.9%.We have increased our total assets by 50.0% in the past two years, in line with our objective to expand our asset base. We were able to partially fund these investments with long-term debt and continue to take advantage of the low interest rate environment. We continued our strategy during 2013 of lowering our overall leverage by reducing our weighted average loan to value on newly issued debt to 60% from 68% in 2012. We also continue to focus on our portfolio, working with our existing tenants to extend leases scheduled to expire in 2015 and to re-lease the 3.0% of our space that remains vacant. We are looking forward to an active 2014."

Subsequent to the end of the year:

  Declared Distributions: Declared monthly cash distributions of $0.125 per share on the common stock, $0.1614583 per share on the Series A Preferred Stock, $0.15625 per share on the Series B Preferred Stock, $0.1484375 per share on the Series C Term Preferred Stock and $0.0875 per share on the senior common stock, for each of January, February and March 2014.

Conference Call: The Company will hold a conference call on Wednesday, February 19, 2014, at 8:30 a.m. EST to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through March 19, 2014. To hear the replay, please dial (877) 344-7529 and use conference number 10029513. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneCommercial.com. The event will also be archived and available for replay on the Company's website through April 19, 2014.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through January 2013, the Company has paid 109 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 97 consecutive monthly cash distributions on its Series A Preferred Stock, 88 consecutive monthly cash distributions on its Series B Preferred Stock, 24 consecutive monthly cash distributions on its Series C Term Preferred Stock and 46 consecutive monthly cash distributions on its senior common stock. The Company has never skipped, reduced or deferred a distribution since inception, over 10 years ago. Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company's Form 10-K for the year ended December 31, 2013, as filed with the SEC today.

The statements in this press release regarding the Company's ability, plans or prospects to re-lease its unoccupied properties, maintain its portfolio, and renegotiate leases are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 18, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Commercial Corporation, +1-703-287-5893